Form 10-K405, Exhibit 13
period 2000-03-31
DIGITAL IMPACT INC /DE/
filed 2000-06-06
CIK 1095105

                                                                    EXHIBIT 13.1

                                                         SELECTED FINANCIAL DATA

The selected financial data set forth below has been derived from audited financial statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Digital Impact, Inc., included elsewhere in this annual report.

---------------------------------------------------------------------------------------------------------
                                  (In thousands, except per share data)
                                                                                             OCTOBER 16,
                                                                                            1997 (DATE OF
                                                                                            INCEPTION) TO
                                                              YEAR ENDED MARCH 31,            MARCH 31,
                                                               2000           1999              1998
---------------------------------------------------------------------------------------------------------
Revenues                                                     $ 12,991        $ 1,307           $    4
Gross margin                                                    6,813            633               --
Loss from operations                                          (23,130)        (3,311)            (104)
Net loss per common share -- basic and diluted               $  (2.28)       $ (2.86)          $(0.45)
At Year End:
Cash and cash equivalents                                    $ 68,073        $ 2,864           $1,032
Total assets                                                   81,102          6,314            1,078
Long-term debt                                                    726            691               --
Stockholders' equity                                           73,530          4,370            1,056

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and related notes. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of factors including those discussed in "Certain Factors Which May Impact Future Operating Results," starting on page 17. Any forward-looking statements speak only as of the date such statements are made.

OVERVIEW

Digital Impact was incorporated in California in October 1997 and reincorporated in Delaware in October 1999. Our primary suite of eMarketing services, Merchant Mail, is sold as a single service and currently consists of the following components: eMarketing campaign management, targeting and one-to-one personalization, media optimization, campaign tracking and reporting, and data hosting and management. We also recently introduced two new customer acquisition programs, Forward to a Friend and Email Exchange. Forward to a Friend allows the customers of our clients to forward personalized email offers to up to 20 friends or colleagues. Email Exchange is a cooperative marketing network that allows our clients to acquire new customers. We also continue to offer customer data analysis and strategic consulting services as part of our eMarketing solutions.

On November 23, 1999, we completed our initial public offering ("IPO") of 5,175,000 shares of our common stock at $15 per share. We received approximately $70.8 million in cash, net of underwriting discounts, commissions and other offering costs.

In February 2000, we announced an alliance with Impiric, formerly known as Wunderman Cato Johnson, a wholly owned subsidiary of Young & Rubicam, whereby Digital Impact will be the exclusive provider of eMarketing services to all of Impiric's worldwide clients, as well as the preferred provider to the other companies within the Young & Rubicam family. Additionally, in April 2000, we announced an alliance with WebTV Networks, Inc. ("WebTV"), a wholly owned subsidiary of Microsoft. Under this agreement, we are providing a private label version of our Email Exchange platform to WebTV, which has been branded as DealMail.

We generate revenues from the sale of services to businesses that enable them to proactively communicate with their customers online. Historically, these services have primarily consisted of the design and execution of eMarketing campaigns. In accordance with Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," revenue is recognized as these eMarketing campaigns are delivered, provided that there are no remaining significant obligations and collection of the resulting receivable is reasonably assured.

Cost of revenues consists primarily of expenses relating to the delivery of eMarketing services, including personnel costs, primarily consisting of our production services staff, the amortization of equipment and licensed technology, and data center expenses.

Operating expenses are categorized into research and development, sales and marketing, general and administrative, and stock-based compensation.

Research and development expenses consist primarily of personnel and related costs, consultants and outside contractor costs, and software and hardware maintenance costs for our development efforts. To date, all research and development costs have been expensed as incurred.

Sales and marketing expenses consist of personnel and related costs primarily for our direct sales force, and marketing staff, in addition to marketing programs which include trade shows, advertisements, promotional activities and media events.

General and administrative expenses consist primarily of personnel and related costs for corporate functions, including information services, finance, accounting, human resources, facilities and legal.

Stock-based compensation related to stock options granted to employees represents the aggregate difference, at the date of grant, between the respective exercise price of stock options and the deemed fair market value of the underlying stock. Stock-based compensation related to stock options granted to consultants is re-valued at each reporting date using the Black-Scholes option pricing model. Stock-based compensation is amortized over the vesting period of the underlying options based on an accelerated vesting method, generally four years.

RESULTS OF OPERATIONS

The following table sets forth, as a percentage of revenues, statement of operations data for the periods indicated. These operating results are not necessarily indicative of results for any future periods.

------------------------------------------------------------------------------------------------
                                                                                    OCTOBER 16,
                                                                                    1997 (DATE
                                                                                   OF INCEPTION)
                                                       YEAR ENDED MARCH 31,        TO MARCH 31,
                                                       2000            1999            1998
------------------------------------------------------------------------------------------------
Net revenues                                            100%            100%             100%
Cost of revenues                                         48              52              100
                                                       ----            ----           ------
Gross margin                                             52              48               --
                                                       ----            ----           ------
Operating expenses:
  Research and development                               57              74              675
  Sales and marketing                                    59              51               --
  General and administrative                             43              88            1,925
  Stock-based compensation                               71              88               --
                                                       ----            ----           ------
     Total operating expenses                           230             301            2,600
                                                       ----            ----           ------
Loss from operations                                   (178)           (253)          (2,600)
Interest income, net                                     11               5               25
                                                       ----            ----           ------
     Net loss                                          (167)%          (248)%         (2,575)%
                                                       ====            ====           ======

Revenues. Total revenues increased 894% from $1.3 million for the fiscal year ended March 31, 1999 to $13.0 million for the fiscal year ended March 31, 2000. The increase was primarily due to an increase in the number of clients to which we provide service as well as increased volume from continuing clients. Revenues increased from $4,000 for the period from October 16, 1997 (date of inception) to March 31, 1998 to approximately $1.3 million for the year ended March 31, 1999. The change was largely due to having been in the early stage of development through March 31, 1998 and having recognized minimal revenues during that time. We launched our first eMarketing campaign during the year ended March 31, 1999.

Cost of revenues. Cost of revenues increased from $674,000 for the fiscal year ended March 31, 1999 to $6.2 million for the fiscal year ended March 31, 2000. Gross margins improved from 48% during the prior fiscal year to 52% for the current fiscal year. The improvement in gross margins was largely a result of scaling our operations as our revenues increased. Cost of revenues were $4,000 for the period from inception through March 31, 1998. The lower cost of revenues for the period ended March 31, 1998 was the result of our having been in the early stage of development at the time with minimal revenues and related costs.

Research and development. Research and development expenses increased from $966,000 for the fiscal year ended March 31, 1999 to $7.5 million for the fiscal year ended March 31, 2000. The increase was largely due to an increase in personnel costs of $4.3 million and an increase in consultants fees of $1.6 million to further develop and enhance our email service offerings and internal capabilities. Research and development expenses were $27,000 for the period from our inception through March 31, 1998. The lower expenses for the period were the result of having been in the early stage of development at the time. We expect to continue to make substantial investments in research and development and anticipate that research and development expenses will continue to increase in absolute dollars in future periods.

Sales and marketing. Sales and marketing expenses increased from $670,000 for fiscal year 1999 to $7.6 million for the fiscal year ended March 31, 2000. The increase was primarily due to increased personnel costs of $4.2 million associated with the growth of our sales force and marketing staff including the addition of a sales office in New York and an increase in advertising and promotional spending of $2.0 million associated with building our brand recognition. We had no sales and marketing activities during the period ended March 31, 1998. We expect our sales and marketing expenses to increase on an absolute basis as we increase our marketing and promotional efforts and hire additional personnel.

General and administrative. General and administrative expenses increased from $1.2 million for the twelve months ended March 31, 1999 to $5.6 million for the corresponding period ended March 31, 2000. The increase was due primarily to an increase in personnel related costs of $2.5 million, an increase in insurance expenses of $602,000 associated with the addition of Directors and Officers' insurance and additional liability insurance, an increase in legal and accounting fees of $456,000, and an increase in professional fees of $363,000 primarily related to our information technology infrastructure. General and administrative expenses increased from $77,000 for the period from inception through March 31, 1998 to $1.2 million for the year ended March 31, 1999. The increase was largely due to increased personnel costs, outside contract costs, and increased overhead associated with the growth of our business.

Stock-based compensation. Stock-based compensation, a noncash expense, increased from $1.2 million for the year ended March 31, 1999 to $9.2 million for the year ended March 31, 2000. These amounts are recognized over the vesting periods of the related options, generally four years. We recognized no stock-based compensation during the period from our inception through March 31, 1998.

Interest income, net. Interest income increased from $71,000 for the fiscal year ended March 31, 1999 to $1.5 million for the fiscal year ended March 31, 2000. The increase is largely due to higher average cash and cash equivalents balances resulting from the $70.8 million in net proceeds received during our initial public offering.

Income taxes. No provision for federal and state income taxes was recorded as we incurred net operating losses from inception through March 31, 2000. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. In addition, the Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforward in certain situations where changes occur in the stock ownership of a company. If we should have an ownership change, as defined for tax purposes, utilization of the carryforwards could be restricted.

QUARTERLY OPERATING RESULTS

The following table presents our historical unaudited quarterly results of operations for each of the eight quarters in the period ended March 31, 2000. In the opinion of management, these quarterly financial statements have been prepared on the same basis as our annual financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results included in the table below. This statement of operations data should be read in conjunction with the financial statements and related notes included in this annual report. Our results of operations have fluctuated and are likely to continue to fluctuate in the future. Results of operations for any previous periods are not necessarily comparable to future periods.

------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
                                               1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   FISCAL YEAR
------------------------------------------------------------------------------------------------------------------
YEAR ENDED MARCH 31, 2000
------------------------------------------------------------------------------------------------------------------
  Revenues                                       $ 1,385       $ 1,872       $ 4,011       $ 5,723      $ 12,991
  Gross margin                                       713           927         2,067         3,106         6,813
  Loss from operations                            (3,164)       (5,717)       (6,838)       (7,411)      (23,130)
  Net loss                                        (3,160)       (5,639)       (6,426)       (6,428)      (21,653)
  Net loss per common share --
    basic and diluted                              (1.24)        (1.76)        (0.60)        (0.30)        (2.28)
------------------------------------------------------------------------------------------------------------------
YEAR ENDED MARCH 31, 1999
------------------------------------------------------------------------------------------------------------------
  Revenues                                       $    25       $    96       $   396       $   790      $  1,307
  Gross margin                                         1            33           207           392           633
  Loss from operations                              (303)         (349)         (572)       (2,087)       (3,311)
  Net loss                                          (297)         (345)         (550)       (2,048)       (3,240)
  Net loss per common share --
    basic and diluted                              (0.90)        (1.05)        (0.30)        (1.04)        (2.86)

LIQUIDITY AND CAPITAL RESOURCES

On November 23, 1999, we completed our initial public offering of 5,175,000 shares of our common stock at $15 per share. We received net proceeds of approximately $70.8 million in cash. Prior to the offering, we had financed our operations primarily through the issuance of convertible preferred stock, and to a lesser extent, from bank borrowings and lease financing.

Net cash used in operating activities was $10.0 million for the fiscal year ended March 31, 2000 which was due primarily to a net loss of $21.7 million, which includes the amortization of stock-based compensation of $9.2 million, and an increase in accounts receivable of $4.3 million related to higher sales during the period. This was partially offset by depreciation and amortization expense of $1.6 million and increases in accounts payable and accrued liabilities of $5.5 million related to growth. Net cash used in operating activities for the fiscal year ended March 31, 1999 was $2.0 million, which was primarily attributable to net losses experienced during this period, partially offset by the amortization of stock-based compensation.

Our investing activities used $5.5 million during fiscal year 2000 related to the acquisition of property and equipment as we expanded our data center capacity and purchased new office furniture and equipment for our increased staff. During fiscal year 1999, net cash used in investing activities was $2.4 million, related to purchases of property and equipment.

Financing activities generated $80.8 million during the fiscal year ended March 31, 2000, consisting primarily of the net proceeds of $70.8 million related to our initial public offering and $10.6 million related to the July 1999 issuance of 2.2 million shares of Series C preferred stock. Net cash provided by financing activities during the fiscal year ended March 31, 1999 was $6.2 million, primarily from proceeds of the sale of our preferred stock and the sale and leaseback of assets.

At March 31, 2000, we had $68.1 million in cash and cash equivalents. Additionally, at March 31, 2000 we had availability of $300,000 under a leasing line of credit. Amounts borrowed of $1.2 million under this agreement at March 31, 2000 bear interest at rates between 6.2% and 10.1% (see Note 4 to the financial statements). As of March 31, 2000, we also had $76,000 outstanding under a promissory note which bears interest at 12.7% per year.

Our other principal commitments at March 31, 2000 consist of obligations under operating leases for facilities. For additional information, see Note 5 to the financial statements. We believe that our existing cash and cash equivalents will be sufficient to satisfy our currently anticipated cash requirements for fiscal year 2001. Longer-term cash requirements are anticipated for the continued investment in the development of our current and future eMarketing services, the expansion of our sales and marketing activities, investment in our infrastructure, and the acquisition or investment in complementary products, businesses, or technologies. We believe that our existing cash and cash equivalents will be sufficient to satisfy our currently anticipated longer-term cash requirements.

YEAR 2000 READINESS DISCLOSURE

We had developed plans to address the possible exposures related to the impact on our computer systems of entering the Year 2000 and expected to have limited exposure. Since entering the Year 2000, we have not experienced any major disruptions to our business nor are we aware of any significant Year 2000-related disruptions impacting the providers of our key software applications and our key data center equipment suppliers. We will continue to monitor our critical systems over the next several months but do not anticipate any significant future impacts due to Year 2000 exposures.

We have incurred approximately $500,000 to date associated with the Year 2000 remediation efforts and expect to incur only minimal expenses going forward. These costs were charged to expense as incurred in accordance with EITF 96-14, "Accounting for the Costs Associated with Modifying Computer Software for the Year 2000."

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that SAB 101 has not had a material impact on its financial position or results of operations.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). This Interpretation clarifies the definition of employee for the purposes of applying Accounting Practice Board

Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. Management believes that FIN 44 will not have a material effect on the financial position or results of operations of the Company.

CERTAIN FACTORS WHICH MAY IMPACT FUTURE OPERATING RESULTS

BECAUSE OF OUR LIMITED OPERATING HISTORY AND THE EMERGING NATURE OF THE EMARKETING INDUSTRY, ANY PREDICTIONS ABOUT OUR FUTURE REVENUES AND EXPENSES MAY NOT BE AS ACCURATE AS THEY WOULD BE IF WE HAD A LONGER BUSINESS HISTORY, AND WE CANNOT DETERMINE TRENDS THAT MAY AFFECT OUR BUSINESS.

We were incorporated in October 1997 in California and reincorporated in Delaware in October 1999. Our limited operating history makes financial forecasting and evaluation of our business difficult. Since we have limited financial data, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history. Because of the emerging nature of the eMarketing industry, we cannot determine trends that may emerge in our market or affect our business. The revenue and income potential of the eMarketing industry, and our business, are unproven.

OUR OPERATING RESULTS HAVE VARIED SIGNIFICANTLY IN THE PAST AND ARE LIKELY TO VARY SIGNIFICANTLY FROM PERIOD TO PERIOD, AND OUR STOCK PRICE MAY DECLINE IF WE FAIL TO MEET THE EXPECTATIONS OF ANALYSTS AND INVESTORS.

Our operating results have varied significantly in the past and are likely to vary significantly from period to period. As a result, our operating results are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would likely be affected.

SEASONAL TRENDS MAY CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

The traditional direct marketing industry has typically generated lower revenues during the summer months and higher revenues during the calendar year-end months. Although we have been diversifying our business to include industries that typically experience less seasonality, our business may still be affected by seasonal revenue fluctuations. Our limited operating history is insufficient to predict the existence or magnitude of these effects. If we do experience these effects, analysts and investors may not be able to predict our quarterly or annual operating results, and if we fail to meet expectations of analysts and investors, our stock price could decline.

IF BUSINESSES AND CONSUMERS FAIL TO ACCEPT EMARKETING AS A MEANS TO ATTRACT NEW CUSTOMERS, DEMAND FOR OUR SERVICES MAY NOT DEVELOP AND THE PRICE OF OUR COMMON STOCK COULD DECLINE.

The market for eMarketing services is relatively new and rapidly evolving, and our business may be harmed if sufficient demand for our services does not develop. Our current and planned services are very different from the traditional methods that many of our clients have historically used to attract new customers and maintain customer relationships. Demand for eMarketing, including our services, may not materialize for several reasons, including:

    - Businesses that have already invested substantial resources in other methods of marketing and communications may be reluctant to adopt new marketing strategies and methods.

    - Consumers and businesses may not be receptive to eMarketing messages.

    - Businesses may elect not to engage in eMarketing because consumers may confuse permission-based email services with unsolicited commercial email.

THE LOSS OF A MAJOR CLIENT COULD RESULT IN LOWER THAN EXPECTED REVENUES.

The loss of a major client could harm our business. While no single client accounted for more than 10 percent of our revenues for the fiscal year ended March 31, 2000, the loss of a major client could have a material adverse effect on our business and results of operations.

THE EMARKETING INDUSTRY IS HIGHLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, THE DEMAND FOR, OR THE PRICES OF, OUR SERVICES MAY DECLINE.

The market for eMarketing is highly competitive, rapidly evolving and experiencing rapid technological change. We expect the intensity of competition to increase significantly in the future because of the attention the internet has received as a medium for advertising and direct marketing and the relative ease of obtaining capital to fund new businesses. Intense competition may result in price reductions, reduced sales, gross margins and operating margins, and loss of market share. Our principal competitors include providers of eMarketing solutions such as Exactis.com (which recently announced that it will be acquired by 24/7 Media Inc.), Kana Communications, Inc. Kana Connect product, FloNetwork (formerly Media Synergy), MessageMedia, Responsys.com, Netcentives Inc. (through its acquisition of Post Communications), and Annuncio Software, Inc., as well as the in-house information technology departments of our existing and prospective clients.

In addition, we expect competition to persist and intensify in the future, which could harm our ability to increase sales and maintain our prices. In the future, we may experience competition from Internet service providers, advertising and direct marketing agencies and other large established businesses such as America Online, DoubleClick, Microsoft, IBM, AT&T, Yahoo!, ADVO, CMGI, Inc., and the Interpublic Group of Companies. Each of these companies possess large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a number of eMarketing solutions. These potential competitors may also choose to enter the market for eMarketing by acquiring one of our existing competitors or by forming strategic alliances with these competitors. Any of these occurrences could harm our ability to compete effectively.

IF WE DO NOT ATTRACT AND RETAIN ADDITIONAL HIGHLY-SKILLED PERSONNEL, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY.

Our business depends on the continued technological innovation of our core services and our ability to provide comprehensive eMarketing expertise. Our main offices are located in the San Francisco Bay Area, where competition for personnel with internet-related technology and marketing skills is extremely intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to successfully introduce new services or otherwise implement our business strategy. We plan to significantly expand our operations, and we will need to hire additional personnel as our business grows.

WE RELY ON THE SERVICES OF OUR FOUNDERS AND OTHER KEY PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE EXTREMELY DIFFICULT TO REPLACE.

Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services of William Park, our President, Chief Executive Officer, Chairman of the Board of Directors and co-founder and Gerardo Capiel, our Chief Technology Officer and co-founder, whose vision for our company, knowledge of our business and technical expertise would be extremely difficult to replace. In addition, we have not obtained life insurance benefiting

Digital Impact on any of our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, the level of services we are able to provide could decline or we may be otherwise unable to execute our business strategy.

IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS, SYSTEMS AND PROCEDURES TO MANAGE OUR EXPECTED GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY OFFER OUR SERVICES AND IMPLEMENT OUR BUSINESS PLAN.

Our ability to successfully offer services and implement our business plan requires an effective planning and management process. Since we began operations, we have significantly increased the size of our operations. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we will be required to improve existing and implement new operational, financial and management information controls, reporting systems and procedures.

IF THE DELIVERY OF OUR EMAILS IS LIMITED OR BLOCKED, THEN OUR CLIENTS MAY DISCONTINUE THEIR USE OF OUR SERVICES.

Our business model relies on our ability to deliver emails over the internet through internet service providers and to recipients in major corporations. In particular, a significant percentage of our emails are sent to recipients who use America Online. We do not have, and we are not required to have, an agreement with America Online to deliver emails to their customers. America Online uses a proprietary set of technologies to handle and deliver email and the value of our services will be reduced if we are unable to provide emails compatible with these technologies. In addition, America Online and other internet service providers are able to block unwanted messages to their users. If these companies limit or halt the delivery of our emails, or if we fail to deliver emails in such a way as to be compatible with these companies' email handling technologies, then our clients may discontinue their use of our services.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED EVENTS, AND ANY OF THESE EVENTS COULD RESULT IN AN INTERRUPTION OF OUR ABILITY TO EXECUTE OUR CLIENTS' EMARKETING CAMPAIGNS.

We depend on the efficient and uninterrupted operations of our data center and hardware systems. Our data center and hardware systems are located in Northern California, an area susceptible to earthquakes. Our data center and hardware systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, and similar events. If any of these events result in damage to our data center or systems, we may be unable to execute our clients' eMarketing campaigns until the damage is repaired, and may accordingly lose clients and revenues. In addition, we may incur substantial costs in repairing any damage.

OUR DATA CENTER IS LOCATED AT FACILITIES PROVIDED BY A THIRD PARTY, AND IF THIS PARTY IS UNABLE TO ADEQUATELY PROTECT OUR DATA CENTER, OUR REPUTATION MAY BE HARMED AND WE MAY LOSE CLIENTS.

Our data center, which is critical to our ongoing operations, is located at facilities provided by a third party. Our operations depend on this party's ability to protect our data center from damage or interruption from human error, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. If this party is unable to adequately protect our data center and information is lost or our ability to deliver our services is interrupted, our reputation may be harmed and we may lose clients.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, THIRD PARTIES COULD USE OUR INTELLECTUAL PROPERTY WITHOUT OUR CONSENT.

Our ability to successfully compete is substantially dependent upon our internally developed technology and intellectual property, which we protect through a combination of copyright, trade secret and trademark law, and contractual obligations. We have no issued patents and have two U.S. patent applications pending. We have no registered trademarks and have two U.S. trademark applications pending. We may not be able to adequately protect our proprietary rights. Unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

IF ANY OF THE THIRD PARTY TECHNOLOGIES WE USE BECOME UNAVAILABLE TO US, WE WILL NOT BE ABLE TO OPERATE OUR BUSINESS UNTIL EQUIVALENT TECHNOLOGY CAN BE OBTAINED.

We are highly dependent on technologies we license from TIBCO, Oracle, Sun Microsystems and Microsoft which enable us to send email through the internet and allow us to offer a variety of targeted marketing capabilities. Our market is evolving, and we may need to license additional technologies to remain competitive. However, we may not be able to license these technologies on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay the development of our services until equivalent technology can be identified, licensed or developed and integrated.

IF WE ARE UNABLE TO SAFEGUARD THE CONFIDENTIAL INFORMATION IN OUR DATA WAREHOUSE, OUR REPUTATION MAY BE HARMED AND WE MAY BE EXPOSED TO LIABILITY.

We currently store confidential customer information in a secure data warehouse. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this data warehouse. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. Any unauthorized access to our servers could result in the misappropriation of confidential customer information or cause interruptions in our services. In addition, our reputation may be harmed if we lose customer information maintained in our data warehouse due to systems interruptions or other reasons.

ACTIVITIES OF OUR CLIENTS COULD DAMAGE OUR REPUTATION OR GIVE RISE TO LEGAL CLAIMS AGAINST US.

Our clients' promotion of their products and services may not comply with federal, state and local laws, including but not limited to, laws and regulations surrounding the internet. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

Our services involve the transmission of information through the internet. Our services could be used to transmit harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end-users in the course of delivery. Any transmission of this kind could damage our reputation or could give rise to legal claims against us. We could spend a significant amount of time and money defending against these legal claims.

NEW REGULATION OF AND UNCERTAINTIES REGARDING THE APPLICATION OF EXISTING LAWS AND REGULATIONS TO, EMARKETING AND THE INTERNET, COULD PROHIBIT, LIMIT OR INCREASE THE COST OF OUR BUSINESS.

Legislation has recently been enacted in several states restricting the sending of unsolicited commercial email. We cannot assure you that existing or future legislation regarding commercial email will not harm our business. The federal government and several other states are considering, or have considered, similar legislation. These provisions generally limit or prohibit both the transmission of unsolicited commercial emails and the use of forged or fraudulent routing and header information. Some states, including California, require that unsolicited emails include opt-out instructions and that senders of these emails honor any opt-out requests.

Our business could be negatively impacted by new laws or regulations applicable to eMarketing or the internet, the application of existing laws and regulations to eMarketing or the internet or the application of new laws and regulations to our business as we expand into new jurisdictions. There is a growing body of laws and regulations applicable to access to or commerce on the internet. Moreover, the applicability to the internet of existing laws is uncertain and may take years to resolve. Due to the increasing popularity and use of the internet, it is likely that additional laws and regulations will be adopted covering issues such as privacy, pricing, content, copyrights, distribution, taxation antitrust, characteristics and quality of services and consumer protection. The adoption of any additional laws or regulations may impair the growth of the internet or eMarketing, which could, in turn, decrease the demand for our services and prohibit, limit or increase our cost of doing business.

INTERNET-RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE.

The stock market and specifically the stock prices of internet-related companies have been very volatile. We have experienced volatility in the market price of our common stock related to the recent fluctuations in the stock market. We may experience volatility in future periods which could cause the market price of our common stock to decrease. This volatility is often not related to the operating performance of the companies and may accordingly reduce the price of our common stock without regard to our operating performance.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

For the period from our inception through March 31, 2000, we provided our services to clients primarily in the United States. As a result, our financial results have not been directly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. All of our sales during this time period were denominated in U.S. dollars. During the fiscal year ending March 31, 2001, we have set up a subsidiary in the United Kingdom. As a result, our future operating results could be directly impacted by changes in foreign currency exchange rates or economic conditions in this region.

Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay on our outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities which are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

BALANCE SHEETS

----------------------------------------------------------------------------------
(In thousands, except per share data)                              MARCH 31,
                                                                2000        1999
----------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                   $ 68,073     $ 2,864
  Accounts receivable, net of allowance for doubtful
    accounts of $170 ($10 in 1999)                               4,809         668
  Prepaid expenses and other current assets                        626         116
                                                              --------     -------
    Total current assets                                        73,508       3,648
                                                              --------     -------
Property and equipment, net                                      7,309       2,494
Restricted cash                                                    108         108
Other assets                                                       177          64
                                                              --------     -------
    Total assets                                              $ 81,102     $ 6,314
                                                              ========     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                            $  3,066     $   591
  Accrued payroll                                                2,852          74
  Accrued liabilities                                              398         147
  Current portion of capital lease obligations                     454         207
  Current portion of long term debt                                 76         234
                                                              --------     -------
    Total current liabilities                                    6,846       1,253
                                                              --------     -------
Capital lease obligations, less current portion                    726         457
Long term debt, less current portion                                --         234
                                                              --------     -------
    Total liabilities                                            7,572       1,944
                                                              --------     -------
Commitments (See Note 5)
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 5,000
    authorized (16,000 in 1999); 0 issued and outstanding
    (10,040 in 1999)                                                --          10
  Common stock, $0.001 par value; 100,000 shares authorized
    (25,000 in 1999); 24,494 issued and outstanding (6,022
    in 1999)                                                        24           6
  Additional paid-in capital                                   109,866       8,925
  Accumulated other comprehensive income (loss)                    (15)         --
  Unearned stock-based compensation                            (11,349)     (1,227)
  Stock subscription receivable                                     --          (1)
  Accumulated deficit                                          (24,996)     (3,343)
                                                              --------     -------
    Total stockholders' equity                                  73,530       4,370
                                                              --------     -------
    Total liabilities and stockholders' equity                $ 81,102     $ 6,314
                                                              ========     =======

The accompanying notes are an integral part of these financial statements.

                                                        STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------------
                                                                  YEAR ENDED
                                                                   MARCH 31,
           (In thousands, except per share data)                2000       1999
                                                                                     OCTOBER 16, 1997
                                                                                      (DATE OF
                                                                                     INCEPTION)
                                                                                     TO MARCH 31, 1998
------------------------------------------------------------------------------------------------------
Revenues                                                      $ 12,991    $ 1,307         $    4
Cost of revenues                                                 6,178        674              4
                                                              --------    -------         ------
Gross margin                                                     6,813        633             --
                                                              --------    -------         ------
Operating expenses:
  Research and development                                       7,452        966             27
  Sales and marketing                                            7,630        670             --
  General and administrative                                     5,633      1,151             77
  Stock based-compensation                                       9,228      1,157             --
                                                              --------    -------         ------
    Total operating expenses                                    29,943      3,944            104
                                                              --------    -------         ------
Loss from operations                                           (23,130)    (3,311)          (104)
Interest income, net                                             1,477         71              1
                                                              --------    -------         ------
Net loss                                                      $(21,653)   $(3,240)        $ (103)
                                                              ========    =======         ======
Net loss per common share -- basic and diluted                $  (2.28)   $ (2.86)        $(0.45)
                                                              ========    =======         ======
Shares used in net loss per common share calculation --
  basic and diluted                                              9,510      1,133            231
                                                              ========    =======         ======

The accompanying notes are an integral part of these financial statements.

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM OCTOBER 16, 1997 (DATE OF INCEPTION) THROUGH MARCH 31, 2000

------------------------------------------------------------------------------------------------------------------------------
        (In thousands)
                                   CONVERTIBLE                                      ACCUMULATED
                                 PREFERRED STOCK     COMMON STOCK     ADDITIONAL       OTHER         UNEARNED        STOCK
                                 ----------------   ---------------    PAID-IN     COMPREHENSIVE   STOCK-BASED    SUBSCRIPTION
                                 SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL     INCOME (LOSS)   COMPENSATION    RECEIVABLE
------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock to
  founders.....................       --    $ --     6,000    $ 6      $     --        $ --          $     --         $--
Issuance of Series A
  convertible preferred stock,
  net of issuance costs of
  $19..........................    5,592       6        --     --         1,147          --                --          --
Net loss.......................       --      --        --     --            --          --                --          --
                                 -------    ----    ------    ---      --------        ----          --------         ---
Balances, March 31, 1998.......    5,592       6     6,000      6         1,147          --                --          --
Issuance of Series B
  convertible preferred stock,
  net of issuance costs of
  $30..........................    4,448       4        --     --         5,341          --                --          --
Issuance of Series B
  convertible preferred stock
  warrant......................       --      --        --     --            52          --                --          --
Exercise of stock options......       --      --        22     --             1          --                --          (1)
Issuance of common stock
  options for services.........       --      --        --     --             1          --                --          --
Unearned stock-based
  compensation.................       --      --        --     --         1,769          --            (1,769)         --
Amortization of unearned stock-
  based compensation...........       --      --        --     --            --          --               542          --
Contribution of shares from a
  founder......................       --      --      (270)    --            --          --                --          --
Issuance of shares as bonus to
  a founder....................       --      --       270     --           614          --                --          --
Net loss.......................       --      --        --     --            --          --                --          --
                                 -------    ----    ------    ---      --------        ----          --------         ---
Balances, March 31, 1999.......   10,040      10     6,022      6         8,925          --            (1,227)         (1)
Issuance of Series C
  convertible preferred stock,
  net of issuance costs of
  $24..........................    2,228       2        --     --        10,636          --                --          --
Exercise of convertible
  preferred stock warrants.....       48      --        --     --            11          --                --          --
Issuance of common stock upon
  exercise of stock options and
  warrants, net of
  repurchases..................       --      --       981      1           127          --                --          --
Issuance of common stock
  options for services.........       --      --        --     --           212          --                --          --
Conversion of convertible
  preferred stock to common
  stock........................  (12,316)    (12)   12,316     12            --          --                --          --
Issuance of common stock in
  conjunction with initial
  public offering, net of
  issuance costs of $6,800.....       --      --     5,175      5        70,817          --                --          --
Unearned stock-based
  compensation.................       --      --        --     --        19,138          --           (19,138)         --
Amortization of unearned stock-
  based compensation...........       --      --        --     --            --          --             9,016          --
Payment of stock
  subscription.................       --      --        --     --            --          --                --           1
Components of comprehensive
  income (loss):
  Net loss.....................       --      --        --     --            --          --                --          --
  Other comprehensive loss.....       --      --        --     --            --         (15)               --          --
                                 -------    ----    ------    ---      --------        ----          --------         ---
        Total comprehensive
          income (loss)........
                                 -------    ----    ------    ---      --------        ----          --------         ---
Balances, March 31, 2000.......       --    $ --    24,494    $24      $109,866        $(15)         $(11,349)        $--
                                 =======    ====    ======    ===      ========        ====          ========         ===

-------------------------------  ----------------------
        (In thousands)

                                 ACCUMULATED
                                   DEFICIT      TOTAL
-------------------------------  ----------------------
Issuance of common stock to
  founders.....................   $     --     $      6
Issuance of Series A
  convertible preferred stock,
  net of issuance costs of
  $19..........................         --        1,153
Net loss.......................       (103)        (103)
                                  --------     --------
Balances, March 31, 1998.......       (103)       1,056
Issuance of Series B
  convertible preferred stock,
  net of issuance costs of
  $30..........................         --        5,345
Issuance of Series B
  convertible preferred stock
  warrant......................         --           52
Exercise of stock options......         --           --
Issuance of common stock
  options for services.........         --            1
Unearned stock-based
  compensation.................         --           --
Amortization of unearned stock-
  based compensation...........         --          542
Contribution of shares from a
  founder......................         --           --
Issuance of shares as bonus to
  a founder....................         --          614
Net loss.......................     (3,240)      (3,240)
                                  --------     --------
Balances, March 31, 1999.......     (3,343)       4,370
Issuance of Series C
  convertible preferred stock,
  net of issuance costs of
  $24..........................         --       10,638
Exercise of convertible
  preferred stock warrants.....         --           11
Issuance of common stock upon
  exercise of stock options and
  warrants, net of
  repurchases..................         --          128
Issuance of common stock
  options for services.........         --          212
Conversion of convertible
  preferred stock to common
  stock........................         --           --
Issuance of common stock in
  conjunction with initial
  public offering, net of
  issuance costs of $6,800.....         --       70,822
Unearned stock-based
  compensation.................         --           --
Amortization of unearned stock-
  based compensation...........         --        9,016
Payment of stock
  subscription.................         --            1
Components of comprehensive
  income (loss):
  Net loss.....................    (21,653)     (21,653)
  Other comprehensive loss.....         --          (15)
                                  --------     --------
        Total comprehensive
          income (loss)........                 (21,668)
                                  --------     --------
Balances, March 31, 2000.......   $(24,996)    $ 73,530
                                  ========     ========

The accompanying notes are an integral part of these financial statements.

                                                        STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------
                       (In thousands)
                                                                                     OCTOBER 16, 1997
                                                                  YEAR ENDED        (DATE OF INCEPTION)
                                                                   MARCH 31,           TO MARCH 31,
                                                                2000       1999            1998
-------------------------------------------------------------------------------------------------------
Cash flows from operations:
Net loss                                                      $(21,653)   $(3,240)        $ (103)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization                                  1,622        250              3
  Provision for bad debts                                          160         10             --
  Stock-based compensation for shares issued to founder             --        614             --
  Warrants issued for services                                     212         --             --
  Amortization of unearned stock-based compensation              9,016        543             --
  Unrealized loss on cash and cash equivalents                      15         --             --
  Change in assets and liabilities:
    Accounts receivable                                         (4,301)      (678)            --
    Prepaid expenses and other current assets                     (510)      (113)            (3)
    Restricted cash                                                 --       (108)            --
    Other assets                                                  (113)       (49)           (15)
    Accounts payable and accrued liabilities                     5,504        790             22
                                                              --------    -------         ------
Net cash used in operating activities                          (10,048)    (1,981)           (96)
                                                              --------    -------         ------
Cash flows from investing activities:
  Acquisition of property and equipment                         (5,494)    (2,423)           (31)
                                                              --------    -------         ------
  Net cash used in investing activities                         (5,494)    (2,423)           (31)
                                                              --------    -------         ------
Cash flows from financing activities:
  Proceeds from long-term debt                                      --        350             --
  Principal payments on long-term debt                            (849)      (173)            --
  Proceeds from sale of assets, subject to lease-back               --        714             --
  Proceeds from initial public offering, net of issuance
    costs                                                       70,822         --             --
  Proceeds from issuance of common stock                           128         --              6
  Proceeds from issuance of convertible preferred stock, net    10,649      5,345          1,153
  Repayment of stock subscription                                    1         --             --
                                                              --------    -------         ------
Net cash provided by financing activities                       80,751      6,236          1,159
                                                              --------    -------         ------
Net increase in cash and cash equivalents                       65,209      1,832          1,032
Cash and cash equivalents at beginning of year                   2,864      1,032             --
                                                              --------    -------         ------
Cash and cash equivalents at end of year                      $ 68,073    $ 2,864         $1,032
                                                              ========    =======         ======
Supplemental disclosure of Cash Flow Information:
  Cash paid for interest                                      $     93    $    18         $    1
Supplemental disclosure of noncash financing activities:
  Acquisition of software license in exchange for note        $     --    $   291         $   --
  Contribution of technology in exchange for common stock     $     --    $    --         $    1
  Warrant issued for preferred stock                          $     --    $    52         $   --
  Assets acquired under capital leases                        $    943    $   714         $   --
  Unearned stock-based compensation                           $ 19,138    $ 1,769         $   --

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. THE COMPANY

Digital Impact, Inc. ("Digital Impact" or the "Company") was incorporated in California in October 1997 and reincorporated in Delaware in October 1999. The Company is a leading provider of eMarketing services. Digital Impact offers its clients eMarketing solutions that include customer acquisition tools, retention services, customer data analysis, and strategic consulting services. The Company's primary suite of eMarketing services, Merchant Mail, is sold as a single service and currently consists of the following components: eMarketing campaign management, targeting and personalization, media optimization, tracking and reporting, and data hosting and management.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company's revenue recognition policy is in compliance with the provisions of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101. For each eMarketing campaign, the Company charges their clients a variable fee based on the number of emails sent to the customers of the Company's clients. Revenue is recognized as the campaigns are delivered provided that there are no remaining significant obligations and collection of the resulting receivable is reasonably assured. For new clients, the Company charges a fixed fee related to set up, which includes a right of return. These amounts are deferred in accordance with the provisions of SAB 101 and recognized when the right of return lapses.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. At March 31, 2000, approximately $108,000 of cash was pledged as collateral for an outstanding letter of credit (see Note 5).

CONCENTRATION OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES

The Company's cash and cash equivalents are maintained at a major U.S. financial institution. Deposits in this institution may exceed the amount of insurance provided on such deposits. No single customer accounted for more than 10% of revenues or receivables for the fiscal year ended March 31, 2000.

FINANCIAL INSTRUMENTS

The carrying value of the Company's financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their relatively short maturities. The carrying value of long term debt approximates fair value due to the market interest rates that such debts bear.

                                                   NOTES TO FINANCIAL STATEMENTS
                                                                     (CONTINUED)

RESEARCH AND DEVELOPMENT EXPENSES

Research and development costs are expensed as incurred.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years, or the lease term, if applicable. Gains and losses upon asset disposal are taken into operations in the year of disposition. Maintenance and repairs are charged to operations as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company continually monitors its long-lived assets to determine whether any impairment of these assets has occurred. In making such determination, the Company evaluates the performance of the underlying products and product lines. The Company recognizes impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No material impairments have been experienced to date.

SEGMENTS

The Company follows Statement of Financial Accounting Standards No. 131, or SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in one segment, using one measurement of profitability to manage its business. All long-lived assets are maintained in the United States.

INCOME TAXES

Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities, measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" ("APB No. 25") and Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN 28") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 6.

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

COMPREHENSIVE INCOME

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive loss, a component of stockholders' equity, recorded by the Company for the fiscal year ended March 31, 2000 was attributable to unrealized loss on cash equivalents. The Company did not have any transactions that were required to be reported in other comprehensive income during the fiscal year ended March 31, 1999 and the period from October 16, 1997 (date of inception) through March 31, 1998.

NET LOSS PER COMMON SHARE

Basic net loss per share is calculated by dividing net loss by the weighted average number of vested common shares outstanding for the period. Diluted net loss per share is calculated giving effect to all dilutive potential common shares, including options, warrants and preferred stock. Options, warrants, and preferred stock were not included in the calculation of diluted net loss per share for the fiscal years ended March 31, 2000 and March 31, 1999 and for the period ended March 31, 1998 because the effect would be antidilutive. A reconciliation of the numerators and denominators used in the basic and diluted net loss per share amounts follows:

-----------------------------------------------------------------------------------------------------------
                                                                                          PERIOD FROM
                                                                  YEAR ENDED            OCTOBER 16, 1997
                                                                   MARCH 31,         (DATE OF INCEPTION) TO
                                                                2000       1999          MARCH 31, 1998
-----------------------------------------------------------------------------------------------------------
Numerator:
  Net loss                                                    $(21,653)   $(3,240)          $  (103)
                                                              ========    =======           =======
Denominator:
  Weighted average common shares outstanding                    12,780      6,002             4,771
  Weighted average unvested common shares subject to
    repurchase                                                  (3,270)    (4,869)           (4,540)
                                                              --------    -------           -------
Denominator for basic and diluted calculation                    9,510      1,133               231
                                                              ========    =======           =======
Net loss per common share -- basic and diluted                $  (2.28)   $ (2.86)          $ (0.45)
                                                              ========    =======           =======

Options, warrants, and preferred stock were not included in the calculation of diluted net loss per share for the fiscal years ended March 31, 2000 and March 31, 1999 and for the period ended March 31, 1998 because the effect would be antidilutive. For the years ended March 31, 2000 and 1999, and the period ended March 31, 1998, respectively, 11,711,000, 7,445,000, and 1,118,000 weighted average shares of convertible preferred stock have not been included in the calculation of diluted net loss per share. Weighted average warrants to purchase 117,000, 114,000, and 17,000 shares of common stock at a weighted average exercise price of $0.73, $0.45, and $0.21 have been excluded from the computation of diluted net loss per share at March 31, 2000, 1999, and 1998, respectively. Weighted average options to purchase 3,223,000 and 875,000 shares of common stock at a weighted average exercise price of $17.44 and $0.10 have been excluded from the calculation of diluted net loss per share at March 31, 2000 and 1999, respectively.

                                                   NOTES TO FINANCIAL STATEMENTS
                                                                     (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company believes that SAB 101 has not had a material impact on its financial position or results of operations.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion No. 25" ("FIN 44"). This Interpretation clarifies the definition of employee for the purposes of applying Accounting Practice Board Opinion No. 25, Accounting for Stock Issued to Employees, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company believes that FIN 44 will not have a material effect on the financial position or results of operations of the Company.

NOTE 3. PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT, NET (IN THOUSANDS):

-------------------------------------------------------------------------------
                                                                  MARCH 31,
                                                               2000       1999
-------------------------------------------------------------------------------
Furniture and office equipment                                $   612    $  201
Computer equipment and software                                 8,570     2,544
                                                              -------    ------
  Total cost                                                    9,182     2,745
Less accumulated depreciation                                  (1,873)     (251)
                                                              -------    ------
                                                              $ 7,309    $2,494
                                                              =======    ======

Depreciation and amortization expense was $1,622,000 and $250,000 for the years ended March 31, 2000 and 1999, respectively, and was $3,000 for the period from October 16, 1997 (date of inception) through March 31, 1998.

During the year ended March 31, 1999, the Company sold to a financial institution computer equipment and software at cost and leased-back the assets, which were classified as capital leases. The cost of the assets acquired under capital leases was $1,657,000 and $714,000 at March 31, 2000, and 1999,
respectively. The accumulated depreciation on these assets was $305,000 and $11,000 at March 31, 2000 and 1999, respectively.

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

NOTE 4. BORROWINGS

In November 1998, the Company acquired a software license in exchange for a promissory note for $291,000. The note bears interest at 12.7% per annum. This note is collateralized by the software license purchased. As of March 31, 2000, the Company had $76,000 outstanding under this note which is due in November 2000.

The Company had $312,000 outstanding for equipment purchases under a loan and security agreement with a bank at March 31, 1999. During fiscal year 2000, the Company paid off this loan.

On February 12, 1999, the Company signed an agreement with a leasing company for a leasing line of credit of $2.0 million. Amounts borrowed under this agreement bear interest at rates of between 6.2% and 10.1% and are collateralized by the leased assets. Through March 31, 2000, the Company had used $1,657,000 of this leasing line of credit, of which $1,180,000 remains outstanding as of March 31, 2000 (see Note 5). In conjunction with this agreement, the Company issued a warrant to the leasing company for 66,000 shares of Series B convertible preferred stock at an exercise price of $1.20875 per share (see Note 6). During the fiscal year ended March 31, 2000, the leasing company exercised its warrant by electing the net share settlement option and acquired approximately 64,000 shares of common stock.

NOTE 5. COMMITMENTS

OPERATING LEASES

The Company leases its facilities under operating leases which expire between 2000 and 2005. Rent expense for the years ended March 31, 2000 and 1999 was $892,000 and $122,000, respectively, and $7,000 for the period from October 16, 1997 (date of inception) to March 31, 1998.

Future minimum lease payments under noncancelable capital and operating leases, including lease commitments entered into as of March 31, 2000 are as follows (in thousands):

----------------------------------------------------------------------------------
                                                              CAPITAL    OPERATING
                   YEAR ENDING MARCH 31,                      LEASES      LEASES
----------------------------------------------------------------------------------
2001                                                          $  527      $1,318
2002                                                             472       1,270
2003                                                             292         922
2004                                                               9         127
2005                                                              --         120
                                                              ------      ------
Total minimum lease payments                                   1,300      $3,757
                                                                          ======
Less: Amount representing interest                              (120)
                                                              ------
Present value of capital lease obligations                     1,180
Less: Current portion                                           (454)
                                                              ------
Long-term portion of capital lease obligations                $  726
                                                              ======

LETTER OF CREDIT

The Company obtained a letter of credit from a financial institution totaling $108,000 in lieu of a security deposit for leased office space. No amounts have been drawn against the letter of credit at March 31, 2000.

                                                   NOTES TO FINANCIAL STATEMENTS
                                                                     (CONTINUED)

NOTE 6. STOCKHOLDERS' EQUITY

REINCORPORATION

In September 1999, the board of directors approved the reincorporation of the Company in the state of Delaware and increased the Company's authorized common stock to 100,000,000 shares.

STOCK SPLITS

In August 1999, the Company effected a 2-for-1 forward split of its preferred and common stock. The accompanying financial statements have been retroactively restated to reflect the effect of this stock split, a 3-for-1 preferred and common stock split effected in November 1998, and a 10-for-1 common stock split effected in March 1998.

INITIAL PUBLIC OFFERING

On November 23, 1999, the Company completed its initial public offering ("IPO") of 5,175,000 shares of its common stock, par value $0.001 per share, which included 675,000 shares issued in connection with the exercise of the underwriters' overallotment option, at $15 per share. The Company received approximately $70.8 million in cash, net of underwriting discounts, commissions and other offering costs. Simultaneously with the closing of the IPO, all of the Company's remaining preferred stock automatically converted into an aggregate of approximately 12.3 million shares of common stock.

CONVERTIBLE PREFERRED STOCK

In conjunction with the Company's IPO, the number of authorized shares of convertible preferred stock, par value $0.001 per share, was decreased to 5,000,000 shares. As of March 31, 2000, there were no shares of preferred stock issued or outstanding.

COMMON STOCK

The Company has issued 6,000,000 shares of its common stock to the founders of the Company under restrictive stock purchase agreements, under which the Company has the option to repurchase issued shares of common stock. Generally 25% of the Company's repurchase rights lapse within one year, with the remaining rights lapsing at a rate of 2.083% per month until all shares have been released. At March 31, 2000, 1999, and 1998, 2,250,000, 3,609,000, and 5,670,000 outstanding shares of common stock were subject to repurchase, respectively.

Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid through March 31, 2000.

STOCK OPTION PLAN

The Company's 1998 Stock Plan (the "Plan") provides for the issuance of options to purchase up to 8,795,000 shares of the Company's common stock to the Company's employees, directors, and consultants. Options granted under the Plan may be incentive stock options or non-statutory stock options. Incentive stock options may only be granted to employees. The board of directors determines the period over which options become exercisable. However, options shall become exercisable at a rate of no less than 20% per year over five years

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

from the date the options are granted. The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% and 85%, respectively, of the fair market value per share of the Company's common stock on the grant date. The term of the options granted under the Plan may range from four to ten years.

Activity under this Plan is as follows:

-----------------------------------------------------------------------------------------
(Shares in thousands)
                                                                              WEIGHTED
                                                              NUMBER OF       AVERAGE
                                                               SHARES      EXERCISE PRICE
-----------------------------------------------------------------------------------------
Balances, March 31, 1998                                           --             --
Options granted                                                 1,965          $0.08
Options exercised                                                 (22)         $0.02
Options cancelled                                                 (56)         $0.03
                                                                -----
Balances, March 31, 1999                                        1,887          $0.08
Options granted                                                 3,835          $6.41
Options exercised                                                (916)         $0.15
Options cancelled                                                (338)         $2.01
                                                                -----
Balances, March 31, 2000                                        4,468          $5.30
                                                                =====

At March 31, 2000, 1999, and 1998, there were 3,390,000, 1,887,000, and
1,695,000 shares available for grant, respectively.

OPTIONS OUTSTANDING AND EXERCISABLE

The following table summarizes information about options outstanding at March 31, 2000.

--------------------------------------------------------------------------------------------------------------
                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                NUMBER OF        REMAINING         WEIGHTED
                                                                  SHARES        CONTRACTUAL        AVERAGE
                                                              (IN THOUSANDS)    LIFE (YEARS)    EXERCISE PRICE
--------------------------------------------------------------------------------------------------------------
Range of per share exercise prices:
  $ 0.02 - $ 0.25                                                 1,877             8.7             $ 0.16
  $ 2.50                                                          1,217             9.4             $ 2.50
  $ 5.00 - $ 7.00                                                 1,007             9.6             $ 6.60
  $27.62 - $35.19                                                   253             9.9             $32.11
  $45.88 - $48.88                                                   114             9.8             $48.80
                                                                  -----
                                                                  4,468             9.2             $ 5.30
                                                                  =====

                                                   NOTES TO FINANCIAL STATEMENTS
                                                                     (CONTINUED)

The following table summarizes information about options outstanding and exercisable at March 31, 2000.

---------------------------------------------------------------------------------------------
                                                                NUMBER OF         WEIGHTED
                                                                  SHARES          AVERAGE
                                                              (IN THOUSANDS)   EXERCISE PRICE
---------------------------------------------------------------------------------------------
Range of per share exercise prices:
  $ 0.02 - $ 0.25                                                  367             $0.12
  $ 2.50                                                           113             $2.50
  $ 5.00 - $ 7.00                                                   --                --
  $27.62 - $35.19                                                   --                --
  $45.88 - $48.88                                                   --                --
                                                                   ---
                                                                   480             $0.68
                                                                   ===

At March 31, 1999, there were 107,000 options outstanding and exercisable at a weighted average exercise price of $0.03.

1999 DIRECTOR OPTION PLAN

In September 1999, the Company adopted the 1999 director option plan under which 500,000 shares have been reserved for issuance of common stock to non-employee members of the Company's board of directors. As of March 31, 2000, no shares have been granted under this plan.

EMPLOYEE STOCK PURCHASE PLAN

In September 1999, the board of directors adopted the employee stock purchase plan under which 700,000 shares have been reserved for issuance plus an annual increase as defined in the plan document. The 1999 employee stock purchase plan contains successive six-month offering periods and the price of stock purchased under the plan is 85% of the lower of the fair value of the common stock either at the beginning of the period or at the end. As of March 31, 2000, the Company had not issued any shares under this plan.

PRO FORMA STOCK-BASED COMPENSATION

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Had compensation cost been determined based on the fair value at the grant date for the awards for the years ended March 31, 2000 and 1999 consistent with the provisions of SFAS No. 123, the Company's net loss would have been as follows (in thousands, except per share amounts):

-----------------------------------------------------------------------------------
                                                              YEAR ENDED MARCH 31,
                                                                2000         1999
-----------------------------------------------------------------------------------
Net loss attributable to common stockholders -- as reported   $(21,653)     $(3,240)
Net loss attributable to common stockholders -- pro forma     $(24,323)     $(3,252)
Net loss per common share -- basic and diluted as reported    $  (2.28)     $ (2.86)
Net loss per common share -- basic and diluted pro forma      $  (2.56)     $ (2.87)

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants:

----------------------------------------------------------------------------------
                                                              YEAR ENDED MARCH 31,
                                                               2000         1999
----------------------------------------------------------------------------------
Expected volatility                                              100%           0%
Weighted average risk-free interest rate                        5.56%        5.18%
Expected life (from vesting date)                             4 years      5 years
Expected dividends                                                 0%           0%

Based on the above assumptions, the weighted average fair values per share of options granted at below fair market value were $6.08 and $0.98 for the years ended March 31, 2000 and 1999. The weighted average fair value per share of options granted at fair market value in the year ended March 31, 2000 was $28.24. There were no option grants at fair market value in the year ended March 31, 1999.

STOCK-BASED COMPENSATION

During the year ended March 31, 2000 the Company recorded unearned stock-based compensation totaling $19.1 million which is being amortized to expense over the period during which the options vest, generally four years using the method set out in Example 2 of FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in a front-loading of the compensation expense. For the years ended March 31, 2000 and 1999, the Company recorded stock-based compensation of $9.2 million and $543,000, respectively, in respect of options granted to employees and non-employees. In addition, during the year ended March 31, 1999, the Company recognized additional stock-based compensation of $614,000 in the year for 270,000 shares of common stock which the Company bonused to a founder (see Note 8). The Company did not record any stock-based compensation for the period from October 16, 1997 (date of inception) to March 31, 1998.

WARRANTS

In March 1998, the Company granted fully exercisable warrants to purchase 86,000 shares of Series A convertible preferred stock for $0.2083 per share in connection with the issuance of Series A convertible preferred stock. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $12,000 on the date of grant. During fiscal year 2000, 48,000 of these warrants were exercised to purchase Series A preferred stock, leaving 38,000 outstanding as of March 31, 2000.

In February 1999, the Company granted a fully exercisable warrant to purchase 66,000 shares of Series B convertible preferred stock for $1.2085 per share in connection with a capital lease agreement. Using the Black-Scholes pricing model, the Company determined that the fair value of these warrants was $52,000 at the time of grant. The warrants were recorded as a discount on the debt and are being amortized over the life of the underlying borrowings. Instead of paying cash upon exercise of the warrants in March 2000, the warrant holders surrendered 2,158 shares of common stock back to the Company.

                                                   NOTES TO FINANCIAL STATEMENTS
                                                                     (CONTINUED)

NOTE 7. INCOME TAXES

At March 31, 2000, the Company had federal and state net operating loss carryforwards of approximately $15.8 million available to offset future regular and alternative minimum taxable income, if any. The Company's federal and state net operating loss carryforwards expire from 2005 through 2019.

At March 31, 2000, the Company had federal and state research and development and other credits of approximately $369,000 and $215,000 respectively. The research and development credit carryforwards expire beginning 2019 if not utilized.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforward in certain situations where changes occur in the stock ownership of a company. If the Company has been or is subject to an ownership change, as defined for tax purposes, utilization of the carryforwards could be restricted. The amount of such limitation, if any has not been determined.

Temporary differences which give rise to significant portions of deferred tax assets and liabilities at March 31, 2000 and 1999 are as follows (in thousands):

-------------------------------------------------------------------------------
                                                                  MARCH 31,
                                                                2000      1999
-------------------------------------------------------------------------------
Net operating loss carryforwards                              $  6,292    $ 839
Research and development credit carryover                          584       51
Fixed assets                                                      (656)      --
Stock based compensation                                         3,676       --
Capitalized start-up and other                                     152       37
                                                              --------    -----
Total deferred tax assets                                       10,048      927
Less valuation allowance                                       (10,048)    (927)
                                                              --------    -----
Net deferred tax asset                                        $     --    $  --
                                                              ========    =====

The Company has established a 100% valuation at March 31, 2000 as it appears more likely than not that no benefit will be realized for its deferred tax assets.

RATE RECONCILIATION

The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate for the years ended March 31, 2000 and 1999 and for the period ended March 31, 1998 as follows:

-------------------------------------------------------------------------------------------------
                                                                2000         1999         1998
-------------------------------------------------------------------------------------------------
Federal tax benefit                                             34.00%       34.00%       34.00%
State tax benefit, net of federal                                5.83         5.83         5.83
Research and development                                         2.44         2.42           --
Permanent differences                                           (0.16)       (0.23)       (0.34)
Other                                                              --           --        (0.75)
Valuation allowance                                            (42.11)      (42.02)      (38.74)
                                                               ------       ------       ------
Total effective rate                                             0.00%        0.00%        0.00%
                                                               ======       ======       ======

NOTES TO FINANCIAL STATEMENTS
(CONTINUED)

NOTE 8. RELATED PARTY TRANSACTIONS

On February 11, 1999, the Board of Directors approved the contribution of 270,000 shares of common stock from one of the founders to the Company. The Company then issued these shares to another founder as a bonus. The fair value of the shares on February 11, 1999 was determined to be $2.27 per share. The Company recognized $614,000 in stock-based compensation in connection with this transaction for the year ended March 31, 1999.

REPORT OF INDEPENDENT ACCOUNTANTS

To the board of directors and stockholders of Digital Impact, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Digital Impact, Inc. at March 31, 2000 and 1999 and the results of its operations and its cash flows for the period from October 16, 1997 (date of inception) to March 31, 1998 and for each of the two years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Jose, California

April 21, 2000